Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Burger King Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-138160 and No. 333-144592) on Form S-8 of Burger King Holdings, Inc. of our reports dated August 27, 2009, with respect to the consolidated balance sheets of Burger King Holdings, Inc. as of June 30, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2009 and the effectiveness of internal control over financial reporting as of June 30, 2009, which reports appear in the June 30, 2009 annual report on Form 10-K of Burger King Holdings, Inc. Our report refers to changes in accounting for uncertainty in income taxes in fiscal year 2008 and changes in the accounting for defined benefit pension and other postretirement plans in fiscal year 2007.

/s/  KPMG LLP
Certified Public Accountants

Miami, Florida
August 27, 2009